Exhibit 1.01

Nortek, Inc.
Conflict Minerals Report
For the Reporting Period Ended December 31, 2014

This Conflict Minerals Report for the calendar-year reporting period beginning January 1, 2014 and ending December 31, 2014 (the “reporting period”, has been prepared and filed with the Securities and Exchange Commission (“SEC” or “Commission”) under cover of Form SD by Nortek, Inc. (together with all consolidated subsidiaries, “Nortek,” “Company,” “we” or “us”) to comply with Section 13(p) of the Securities Exchange Act of 1934 (“Exchange Act Section 13(p)”) and associated SEC Rule 13p-1 (17 CFR 240.13p-1) and Form SD (17 CFR 249b.400) (together, the “Rule”). The term “conflict minerals” is defined by Section 13(p) and the Rule to mean tin, tantalum, tungsten and gold, commonly referred to as the “3TG,” without regard to their country or countries of origin.

As certain of the Company’s businesses manufactured, or contracted to manufacture, products during the reporting period that contain conflict minerals that are necessary to the functionality or production of these products (“necessary conflict minerals”), we have prepared this particular Conflict Minerals Report (“CMR”). After conducting our good-faith, reasonable country of origin inquiry (“RCOI”) for the reporting period, we know or have reason to believe that some of our necessary conflict minerals originated or may have originated in the Democratic Republic of the Congo or an adjoining country (together, “Covered Countries”), and know or have reason to believe that such necessary conflict minerals may not be derived solely from recycled or scrap sources. Accordingly, we performed due diligence pursuant to a process designed to conform to the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High- Risk Areas: Second Edition: 2013, including the supplements thereto for gold, tin, tantalum and tungsten (together, “OECD Due Diligence Guidance”).

Company Overview and Description of Nortek Products Covered by this CMR

We are a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. A description of our reporting segments and their products is set forth below.

•
the Air Quality & Home Solutions ("AQH") segment primarily manufactures and distributes room and whole house ventilation products for the professional remodeling and replacement markets, residential new construction market, and do-it-yourself market. The principal products of the segment are kitchen range hoods, exhaust fans (such as bath fans and fan, heater and light combination units), and indoor air quality products (such as air exchangers and heat or energy recovery ventilators).

•
the Security & Control Solutions ("SCS”) segment manufactures and distributes a broad array of products designed to provide convenience and security primarily for residential applications. The principal product categories in this segment include security, automation and access control equipment and systems.

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the Ergonomic & Productivity Solutions ("ERG") segment manufactures and distributes a broad array of innovative products designed with ergonomic features including wall mounts, carts, arms, desk mounts, workstations, and stands that attach to or support a variety of display devices such as notebook computers, computer monitors, and flat panel displays.

•
the Residential & Commercial HVAC ("RCH") segment principally manufactures and sells split-system and packaged air conditioners and heat pumps, furnaces, air handlers and parts for the residential replacement and new construction markets. In addition, this segment produces unit heaters, radiant heaters and rooftop HVAC products primarily for industrial and commercial applications.

•
the Custom & Commercial Air Solutions ("CAS") segment manufactures and sells custom-designed and engineered HVAC products and systems, primarily in North America, for non-residential applications that include healthcare and educational facilities, commercial buildings, manufacturing facilities, clean rooms, data centers, and government buildings. The principal products sold by this segment are air handlers and large custom rooftop cooling and heating products.

•
the Audio, Video & Control Solutions (“AVC”) segments manufacture and distribute a broad array of products primarily for the residential audio/video and professional video signal management markets. The principal product categories in these segments include residential audio/video equipment (including architectural speakers and power conditioners, among other products), home control equipment, and professional video signal management solutions.

Through these segments, we manufacture and sell primarily in the United States, Canada, and Europe, with additional manufacturing in China and Mexico a wide variety of products principally for the remodeling and replacement markets, the residential and commercial new construction markets, and the personal and enterprise computer markets. Some of these products contain necessary conflict minerals (“Covered Products”), as discussed further below.

The manufacture of products during any specified time period likely includes raw materials sourced before, as well as during, the reporting period. In particular, some 3TGs used during the current reporting period may have been smelted, refined and/or manufactured by a supplier (pursuant to a contract with us to manufacture) prior to January 1, 2014. However, the RCOI and supply chain due diligence we conducted for this reporting cycle did not exclude such materials. Accordingly, our due diligence and this CMR may include products containing necessary conflict minerals whose manufacture (and/or smelting/refining in the case of unprocessed materials) may have occurred prior to January 1, 2014 (the beginning of the reporting period) even though the Rule requires only that we report on such products whose manufacture was completed in 2014.

Nortek’s Supply Chain

We are dependent upon raw materials and components, and in some cases finished products, purchased from other manufacturers or suppliers. These materials and components include, among others, steel, electronics, motors, plastics, compressors, printed circuit boards, electrical components, microprocessors, batteries, and paint, as well as standard nuts, bolts and fasteners, all of which we purchase from third parties and some of which may contain one or more 3TGs. As a result, we have a large supply base, with many suppliers unique to each of our individual business segment’s requirements. Due to the complex nature of our business, our segments may manufacture in-house or contract with third parties to manufacture specific components that we then incorporate into our end products. Because of our size, the complexity of our products, and the depth and breadth of our supply chain, it has been difficult to identify the smelters/refiners and other potential sourcing beyond our immediate, direct suppliers. As a downstream purchaser of conflict minerals and/or components containing such conflict minerals, we are many steps removed from the smelters or refiners (“SOR”) that originally processed the ores or other materials containing the 3TGs ultimately included in our final products.

1.    Due Diligence (DD) Process

1.1    Design of Due Diligence

We have designed our due diligence framework -- which we refer to in this Report as our CM Program framework -- to conform to the criteria set forth in the “OECD Due Diligence Guidance”, as applicable to downstream companies.

Summarized below are the design components of our conflicts mineral program as it relates to the five-step framework reflected in the OECD Due Diligence Guidance:

Establish strong company management systems:

•	Our Conflict Mineral Policy (“CM Policy”), which is publicly available on our website at www.nortek.com under “Corporate Governance” on the “Investors” portion of our website.

•
Operate an internal Conflict Minerals Steering Committee consisting of executive-level representatives who report directly to the Chief Executive Officer (“Steering Committee”), as well as a select group of Nortek employees which includes representatives from procurement, risk management, legal, and finance. This team is tasked to ensure that there is a clear understanding on the part of all responsible personnel with respect to the background and policy underpinnings of the Rule, provide the group with an understanding of the requirements of the Rule, and set the foundation to enable us to manage the complexities of compliance with the Rule on an ongoing basis.

•
Use the Conflict Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template (“CMRT”), which was developed under the OECD Due Diligence Guidance, to request from selected suppliers relevant source information (i.e., 3TG content, country of origin, and SOR facilities) regarding products (including components) or materials purchased by Nortek that may contain necessary conflict minerals.

•
Incorporate requirements related to conflict minerals in our standard supplier agreement to ensure that our suppliers (and sub-tier suppliers) comply with our conflict mineral requirements and participate in the annual survey process.

•	Maintain records pertaining to the conflict minerals program to support audit compliance for a minimum of a five year period.

•	Provide suppliers access to the established grievance mechanism at: ethics@nortek.com or our hotline at 888-475-6620. Our employees may report concerns directly to nortek.silentwhistle.com.

Identify & Assess Risk in the Supply Chain

•	Conduct a supply chain survey of those suppliers identified in the 2014 Supplier Population (as this term is defined in Section 1.2, below) using the CMRT.

•	Follow up with direct suppliers that did not respond to the survey request to obtain sourcing and smelter information for Nortek’s products, as part of our risk management plan.

•
Compare SORs identified in supplier responses against the list of facilities that are participating in the Conflict Free Smelter Program (“CFSP”), and check whether other SORs that do not appear on this list are identified by other reputable sources such as the U.S. Department of Commerce.

Design & Implement a Strategy to Respond to Risks

•
Implement the risk mitigation process defined in our CM Program framework to identify and follow up with direct suppliers that are not meeting the CM Policy, as discussed further below in Section 1.2 of this CMR.

•	Provide metrics to the Steering Committee summarizing our program’s progress and risk mitigation efforts on a quarterly basis.

•
Negotiate supply agreements with our suppliers to ensure alignment with our CM Policy. In addition, contracts up for renewal or amendment were modified to include the requirements relating to the conflict minerals program.

Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

•	Rely on the publicly-available results of the CFSP third-party audits to validate the responsible sourcing practices of processing facilities in our supply chain.

Report on Supply Chain Due Diligence

•	Post our CM Policy on our company website at www.nortek.com under “Corporate Governance” on the “Investors” portion of our website

•	Publicly report on our due diligence efforts in the annual SEC filing of our Form SD and CMR. Post the Form SD and Conflict Minerals Report on our website.

1.2 Due Diligence Measures Performed and Results

Request Information from a Representative Sample of Direct Suppliers in 2014

During this second year of compliance with the Rule, we continued to target the “highest-risk” areas of our supply chain which we could reasonably expect to include conflict minerals. The following measures were performed during the reporting period to satisfy both our RCOI and due diligence obligations relating to the source and chain of custody of the necessary conflict minerals contained in our products, in an effort to determine whether they may have originated from the Covered Countries and did not come from recycled or scrap sources:

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Surveyed 111 direct suppliers within the “highest risk” areas of our supply chain, as noted above, which we defined as Nortek’s “2014 Supplier Population” for survey purposes. Fifty- six of the direct suppliers represented approximately 49% of spend across the organization. We also covered based on three specific customers’ requests, all the in-scope suppliers who provided parts, components or products with necessary conflict minerals for the following product lines: Ceiling Grid Systems, Air Handlers, Fan Filter Units, Blank Cans, and Face Screens; Notebook Display Stands and Charging Carts; Monitor Stands, All-in-One Stands and Mobile Computing Carts, which resulted in an additional fifty-five suppliers being surveyed.

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Used an Excel macro tool developed by a third-party vendor to review the responses against red flag criteria established within the macro, in order to identify areas of heightened risk of noncompliance. These criteria included incomplete responses as well as inconsistencies within the data reported in the Template.

•
Followed up with the direct suppliers who either did not respond to our survey request or, based upon the results identified in the macro tool, provided incomplete or potentially inaccurate information to seek additional clarifying information.

•
Compared smelters and refiners identified in the supplier survey responses against the list of facilities that have received a “Compliant” or “Active” designation from the CFSP or other independent third-party audit program.

•	Implemented a risk mitigation response plan to monitor and track suppliers that actually or potentially did not meet the requirements set forth in our CM Policy or contractual requirements.

2.     Supply Chain Survey Responses

We received some level of response from approximately 75% of the Supplier Population surveyed for calendar year 2014, which represents a decrease of two percentage points from the prior year’s response rate of approximately 77%. This drop may be partially due to the fact that we surveyed smaller suppliers and/or suppliers outside the United States who are not subject to the Rule and its obligations. There were 21 suppliers who did not respond, even after multiple email reminders from us that their survey response was required. There were 12 suppliers who did respond but provided either incomplete information or their response contained one or more red flags. We followed up with a majority of these suppliers if we believed that they may have provided a specific response in error, requesting that they provide revised responses. If the supplier had additional information or was able to correct discrepancies, it provided updated information. As this is only the second year of compliance with the Rule, many of our suppliers, who are not themselves subject to the “Rule”, have indicated via their CMRT declaration that they are still in process of establishing their own due diligence procedures and gathering SOR and other information. In fact, several suppliers have indicated they are less than 25% complete in their surveying of their own suppliers, which may suggest that many of Nortek’s upstream suppliers are facing the same challenges as Nortek. The results information presented below represents the information provided by our suppliers as of April 1, 2015.

Based on our direct suppliers’ responses to our survey and follow-up inquiries, we have reason to believe that some of the necessary conflict minerals used in our products may have originated in the covered countries, but we have not identified any instances in which our sourcing of necessary conflict minerals directly or indirectly financed or benefitted armed groups in the covered countries.

Some of the necessary conflict minerals contained in our Covered Products could be traced to various smelters and refineries designated as “Compliant” or “Active” by well-respected industry groups whose lists were compiled on the basis of their application of a third-party supply chain audit process developed under the auspices of the OECD Due Diligence Guidance. These lists are maintained and published on the Conflict-Free Sourcing Initiative (“CFSI”) website: http://www.conflictfreesourcing.org/conflict-free-smelter-refiner-lists/; with oversight by the CFSI.

The table below provides a summary of the smelters/refiners disclosed by our suppliers. We are listing those processing facilities in the tables at the end of this Report (in Appendix 1) that have been included in the CFSI list.

For a list of smelters or refineries, reference Appendix 1.

Supplier Survey Smelter/Refiner Results

Metal	Identified by Suppliers	Listed by CFSI as “Compliant”*	Listed by CFSI as Active*+
Tin	49	29	8
Tantalum	30	28	0
Tungsten	22	7	0
Gold	104	63	7

*	The Compliant and Active Smelters and Refiners as identified per the CFSI website http://www.conflictfreesourcing.org/conflict-free-smelter-refiner-lists/ as of April 13, 2015.

+
Active Smelters & Refiners have committed to undergo a CFSP audit. Smelters and refiners are identified as Active in the Conflict-Free Smelter Program once they submit signed Agreement for the Exchange of Confidential Information (AECI) and Auditee Agreement contracts. This is the first step of the audit process. The number of smelters identified above is only based on the CFSI standard smelter list.

3.     Risk Mitigation - Efforts to Improve Due Diligence for 2015 and Beyond

We intend to continue taking the following steps in 2015 (and beyond, as necessary or appropriate) to improve upon and enhance the due diligence conducted for 2014, to further mitigate any risk that the necessary conflict minerals in our Covered Products could benefit armed groups in the Covered Countries:

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Continue to include a conflict minerals flow-down requirement in all new or renewed supplier agreements, which our direct suppliers must push down to their sub-suppliers via insertion in their agreements.

•	Continue to expand our supplier population surveyed to increase our response rate and gather more smelter and refinery data.

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With respect to the OECD Due Diligence Guidance requirement to strengthen engagement with suppliers, we have developed a specific conflict minerals supplier training package that will provide our suppliers with an overview of our conflict minerals program and outline the requirements, commitment and expectations they must satisfy to help us meet our due diligence obligations under the Rule.

•	Provide training resources to our suppliers to support a higher response rate with improved content, as well as encourage their sourcing from conflict-free smelters or refiners.

•	Engage trade associations and other conflict free initiatives to define and incorporate best practices into our conflict minerals program.

•
Operationalize a Nortek conflict minerals compliance playbook for appropriate personnel which (a) provides an overview of the Dodd-Frank Wall Street Reform Act Section 1502 and SEC requirements; (b) outlines Nortek’s compliance requirements; and (c) ensures that Nortek has a consistent approach across all business segments/units and training throughout Nortek’s businesses.

•	In 2015, our online supplier portal will be available to push out requests to Nortek suppliers and collect their conflict mineral surveys resulting in a more efficient collection of data.

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As part of our CM Program framework, we will follow our “potential escalation procedures” framework to determine, based on severity of action (i.e., no response, incomplete response, poor due diligence and not found to be DRC conflict free), what escalation procedure is required with respect to a particular supplier. Escalation procedures range from email to supplier point of contact to reduction in spend and selecting an alternative source, depending on the type/severity of the problem(s) detected and priority-level of supplier (depending for example, on the amount of products purchased, etc.).

Forward-Looking Disclosure

This Conflict Minerals Report contains forward-looking statements regarding our business, products and conflict minerals efforts, including steps we intend to take to mitigate the risk that conflict minerals in our products benefit armed groups, and our industry’s conflict minerals efforts. Words such as “expects,” “anticipates,” “intends,” “believes” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Report. Additionally, statements concerning future matters that are not historical are forward-looking statements.

APPENDIX 1

Some of our direct supplier responses represented their supply chain at a company-level rather than being product-specific. As such, our list of processing facilities disclosed in this Report may contain more facilities than those that actually process the necessary conflict minerals contained in our Covered Products.

We requested country of origin information (if known) from each of our direct suppliers, most of which do not source directly from processing facilities, for the purposes of determining the source and chain of custody of the necessary conflict minerals in our supply chain.

At this time, we are listing only those processing facilities in the tables at the end of this Report that have been included in publicly available lists prepared by the CFSI (“CFSI-Listed Facilities”). Although some suppliers in our 2014 Supplier Population who responded to our survey identified what they designated smelters or refiners that did not appear among the CFSI Listed Facilities, we were unable to confirm independently (e.g., through the Department of Commerce supplier list and other third-party information sources) that these entities in fact were operating conflict free minerals processing facilities during calendar year 2014. Accordingly, there is no reasonable basis in our view for concluding that these additional entities are “known” within the meaning of the Rule, and therefore subject to identification in this Report. For the same reasons, we believe that identification of these entities as smelters or refiners would be materially misleading to investors.

Those rows identified with a * below reflect Compliant Smelters and Refiners identified on the CFSI website as of April 13, 2015; respectively, the rows identified with a + below reflect smelters and refiners which have committed to undergo an audit sponsored by CFSI, and are listed by CFSI as “Active”.

Gold	Aida Chemical Industries Co. Ltd.*	JAPAN	CID000019
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.*	GERMANY	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Gold	AngloGold Ashanti Mineração Ltda*	BRAZIL	CID000058
Gold	Argor-Heraeus SA*	SWITZERLAND	CID000077
Gold	Asahi Pretec Corporation*	JAPAN	CID000082
Gold	Asaka Riken Co Ltd*	JAPAN	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.*	TURKEY	CID000103
Gold	Aurubis AG*	GERMANY	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Gold	Bauer Walser AG	GERMANY	CID000141
Gold	Boliden AB*	SWEDEN	CID000157
Gold	C. Hafner GmbH + Co. KG*	GERMANY	CID000176
Gold	Caridad	MEXICO	CID000180
Gold	CCR Refinery – Glencore Canada Corporation*	CANADA	CID000185
Gold	Cendres & Métaux SA+	SWITZERLAND	CID000189
Gold	Chimet S.p.A.*	ITALY	CID000233
Gold	China National Gold Group Corporation	CHINA	CID000242
Gold	Chugai Mining	JAPAN	CID000264
Gold	Colt Refining	UNITED STATES	CID000288
Gold	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF	CID000328
Gold	Daeryoung ENC	KOREA, REPUBLIC OF	CID000333
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Gold	Do Sung Corporation	KOREA, REPUBLIC OF	CID000359
Gold	Doduco+	GERMANY	CID000362

Gold	Dowa*	JAPAN	CID000401
Gold	Eco-System Recycling Co., Ltd.*	JAPAN	CID000425
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493
Gold	Gansu Seemine Material Hi-Tech Co Ltd	CHINA	CID000522
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Gold	Heimerle + Meule GmbH*	GERMANY	CID000694
Gold	Heraeus Ltd. Hong Kong*	HONG KONG	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG*	GERMANY	CID000711
Gold	Hunan Chenzhou Mining Industry Group	CHINA	CID000767
Gold	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN	CID000807
Gold	Istanbul Gold Refinery*	TURKEY	CID000814
Gold	Japan Mint*	JAPAN	CID000823
Gold	Jiangxi Copper Company Limited	CHINA	CID000855
Gold	Johnson Matthey Inc*	UNITED STATES	CID000920
Gold	Johnson Matthey Limited*	CANADA	CID000924
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant*	RUSSIAN FEDERATION	CID000927
Gold	JSC Uralectromed*	RUSSIAN FEDERATION	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd*	JAPAN	CID000937
Gold	Kazzinc Ltd*	KAZAKHSTAN	CID000957
Gold	Kennecott Utah Copper LLC*	UNITED STATES	CID000969
Gold	Kojima Chemicals Co. Ltd*	JAPAN	CID000981
Gold	Korea Metal Co. Ltd	KOREA, REPUBLIC OF	CID000988
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029
Gold	L' azurde Company For Jewelry*	SAUDI ARABIA	CID001032
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CHINA	CID001058
Gold	LS-NIKKO Copper Inc.*	KOREA, REPUBLIC OF	CID001078
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	CHINA	CID001093
Gold	Materion Advanced Metals*	UNITED STATES	CID001113
Gold	Matsuda Sangyo Co., Ltd.*	JAPAN	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd.*	HONG KONG	CID001149
Gold	Metalor Technologies (Singapore) Pte. Ltd.*	SINGAPORE	CID001152
Gold	Metalor Technologies Switzerland SA*	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation*	UNITED STATES	CID001157
Gold	Met-Mex Peñoles, S.A.*	MEXICO	CID001161
Gold	Mitsubishi Materials Corporation*	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN	CID001193
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.*	TURKEY	CID001220
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236
Gold	Nihon Material Co. LTD*	JAPAN	CID001259
Gold	Ohio Precious Metals LLC.*	UNITED STATES	CID001322
Gold	Ohura Precious Metal Industry Co., Ltd*	JAPAN	CID001325
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)*	RUSSIAN FEDERATION	CID001326

Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION	CID001328
Gold	PAMP SA*	SWITZERLAND	CID001352
Gold	Penglai Penggang Gold Industry Co Ltd	CHINA	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386
Gold	PT Aneka Tambang (Persero) Tbk*	INDONESIA	CID001397
Gold	PX Précinox SA*	SWITZERLAND	CID001498
Gold	Rand Refinery (Pty) Ltd*	SOUTH AFRICA	CID001512
Gold	Royal Canadian Mint*	CANADA	CID001534
Gold	Sabin Metal Corp.+	UNITED STATES	CID001546
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF	CID001562
Gold	Schone Edelmetaal*	NETHERLANDS	CID001573
Gold	SEMPSA Joyeria Plateria SA*	SPAIN	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd*	CHINA	CID001622
Gold	So Accurate Group, Inc.	UNITED STATES	CID001754
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals+	RUSSIAN FEDERATION	CID001756
Gold	Solar Applied Materials Technology Corp.*	TAIWAN	CID001761
Gold	Sumitomo	CHINA	CID001798
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN	CID001798
Gold	Tanaka Kikinnzoku Kogyo K.K.*	JAPAN	CID001875
Gold	The Great Wall Gold and Silver Refinery of China	CHINA	CID001909
Gold	The Perth Mint	AUSTRALIA	CID002030
Gold	The Refinery of Shandong Gold Mining Co. Ltd*	CHINA	CID001916
Gold	Tokuriki Honten Co., Ltd*	JAPAN	CID001938
Gold	TongLing Nonferrous Metals Group Holdings Co;Ltd	CHINA	CID001947
Gold	Torecom+	KOREA, REPUBLIC OF	CID001955
Gold	Umicore Brasil Ltda*	BRAZIL	CID001977
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314
Gold	Umicore SA Business Unit Precious Metals Refining*	BELGIUM	CID001980
Gold	United Precious Metal Refining Inc.*	UNITED STATES	CID001993
Gold	Valcambi SA*	SWITZERLAND	CID002003
Gold	Western Australian Mint trading as The Perth Mint*	AUSTRALIA	CID002030
Gold	Yamamoto Precious Metal Co., Ltd.+	JAPAN	CID002100
Gold	Yokohama Metal Co Ltd+	JAPAN	CID002129
Gold	Yunnan Copper Industry Co Ltd	CHINA	CID000197
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	CHINA	CID002224
Gold	Zijin Mining Group Co. Ltd*	CHINA	CID002243
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*	CHINA	CID000211
Tantalum	Conghua Tantalum and Niobium Smeltry*	CHINA	CID000291
Tantalum	Duoluoshan*	CHINA	CID000410
Tantalum	Exotech Inc.*	UNITED STATES	CID000456
Tantalum	F&X Electro-Materials Ltd.*	CHINA	CID000460
Tantalum	Global Advanced Metals (Cabot)	UNITED STATES	CID000564
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*	CHINA	CID000616
Tantalum	H.C. Starck Group*	GERMANY	CID000654
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*	CHINA	CID000616
Tantalum	Hi-Temp*	UNITED STATES	CID000731

Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.*	CHINA	CID000914
Tantalum	JiuJiang Tanbre Co. Ltd.*	CHINA	CID000917
Tantalum	Kemet Blue Powder*	UNITED STATES	CID000963
Tantalum	King-Tan Tantalum Industry Ltd*	CHINA	CID000973
Tantalum	LSM Brasil S.A.*	BRAZIL	CID001076
Tantalum	Metallurgical Products India (Pvt.) Ltd.*	INDIA	CID001163
Tantalum	Mineracao Taboca S.A.*	BRAZIL	CID001175
Tantalum	Mitsui Mining & Smelting*	JAPAN	CID001192
Tantalum	Molycorp Silmet A.S.*	ESTONIA	CID001200
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA	CID001277
Tantalum	Plansee*	AUSTRIA	CID001368
Tantalum	QuantumClean*	UNITED STATES	CID001508
Tantalum	RFH Tantalum Smeltry Co., Ltd*	CHINA	CID001522
Tantalum	Shanghai Jiangxi Metals Co. Ltd	CHINA	CID001634
Tantalum	Solikamsk Metal Works*	RUSSIAN FEDERATION	CID001769
Tantalum	Taki Chemical*	JAPAN	CID001869
Tantalum	Tantalite Resources*	SOUTH AFRICA	CID001879
Tantalum	Telex*	UNITED STATES	CID001891
Tantalum	Ulba*	KAZAKHSTAN	CID001969
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd*	CHINA	CID002037
Tantalum	Zhuzhou Cement Carbide*	CHINA	CID002232
Tantalum	Alpha*	UNITED STATES	CID000292
Tin	China Rare Metal Materials Company	CHINA	CID000244
Tin	China Tin Group Co., Ltd+	CHINA	CID001070
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA	CID000278
Tin	Cooper Santa	BRAZIL	CID000295
Tin	CV Serumpun Sebalai	INDONESIA	CID000313
Tin	CV United Smelting	INDONESIA	CID000315
Tin	EM Vinto*	BOLIVIA	CID000438
Tin	Estanho de Rondonia S.A.	BRAZIL	CID000448
Tin	Fenix Metals+	POLAND	CID000468
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.*	CHINA	CID000538
Tin	Gejiu Zi-Li	CHINA	CID000555
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA	CID000760
Tin	Jiangxi Nanshan	CHINA	CID000864
Tin	Kai Unita Trade Limited Liability Company	CHINA	CID000942
Tin	Linwu Xianggui Smelter Co	CHINA	CID001063
Tin	Magnu's Minerals Metais e Ligas LTDA*	BRAZIL	CID002468
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA	CID001105
Tin	Melt Metais e Ligas S/A*	BRAZIL	CID002500
Tin	Metallo Chimique*	BELGIUM	CID001143
Tin	Mineração Taboca S.A.*	BRAZIL	CID001173
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA	CID001179
Tin	Minsur*	PERU	CID001182
Tin	Mitsubishi Materials Corporation*	JAPAN	CID001191
Tin	NGHE Tin Nonferrous Metal+	VIETNAM	CID002573

Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.+	Thailand	CID001314
Tin	OMSA	BOLIVIA	CID001337
Tin	PT Artha Cipta Langgeng+	INDONESIA	CID001399
Tin	PT Babel Inti Perkasa*	INDONESIA	CID001402
Tin	PT Bangka Putra Karya*	INDONESIA	CID001412
Tin	PT Bangka Tin Industry*	INDONESIA	CID001419
Tin	PT Belitung Industri Sejahtera*	INDONESIA	CID001421
Tin	PT BilliTin Makmur Lestari+	INDONESIA	CID001424
Tin	PT Bukit Timah*	INDONESIA	CID001428
Tin	PT DS Jaya Abadi*	INDONESIA	CID001434
Tin	PT Eunindo Usaha Mandiri*	INDONESIA	CID001438
Tin	PT Karimun Mining+	INDONESIA	CID001448
Tin	PT Mitra Stania Prima*	INDONESIA	CID001453
Tin	PT Prima Timah Utama*	INDONESIA	CID001458
Tin	PT Refined Banka Tin*	INDONESIA	CID001460
Tin	PT Sariwiguna Binasentosa*	INDONESIA	CID001463
Tin	PT Stanindo Inti Perkasa*	INDONESIA	CID001468
Tin	PT Sumber Jaya Indah+	INDONESIA	CID001471
Tin	PT Tambang Timah	INDONESIA	CID001477
Tin	PT Timah (Persero), Tbk*	INDONESIA	CID001482
Tin	PT Tinindo Inter Nusa*	INDONESIA	CID001490
Tin	Rui Da Hung+	TAIWAN	CID001539
Tin	Soft Metals Ltda+	BRAZIL	CID001758
Tin	Thaisarco*	THAILAND	CID001898
Tin	White Solder Metalurgia e Mineracao Ltda*	BRAZIL	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd+	CHINA	CID002158
Tin	Yunnan Tin Company, Ltd*	CHINA	CID002180
Tin	ALMT*	CHINA	CID000004
Tin	China Minmetals Nonferrous Metals Co Ltd*	China	CID002513
Tungsten	China National Nonferrous Metals Imp. & Exp. Jiangxi Corporation Ltd.	CHINA	CID002317
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd*	CHINA	CID000258
Tungsten	Dayu Welliang Tungsten Co., Ltd.*	CHINA	CID000345
Tungsten	Fujian Jinxin Tungsten Co. Ltd*	CHINA	CID000499
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	CHINA	CID002494
Tungsten	Ganzhou Hongfei Tungsten & Molybdenum Materials Co., Ltd.	CHINA	CID000875
Tungsten	Ganzhou Huaxing Tungsten*	CHINA	CID000875
Tungsten	Ganzhou Nonferrous Metals smelting Co Ltd.*	CHINA	CID000868
Tungsten	Ganzhou Seadragon W&Mo Co Ltd*	CHINA	CID002494
Tungsten	Global Tungsten & Powders Corp*	UNITED STATES	CID000568
Tungsten	HC Starck GmbH*	GERMANY	CID000693
Tungsten	Hunan Chenzhou Mining Group Co*	CHINA	CID000766
Tungsten	Hunan Chun-chang Non-ferrous Smelting & Concentrating Co., Ltd.*	CHINA	CID000769
Tungsten	Japan New Metals Company*	JAPAN	CID000825
Tungsten	Jiangxi Tungsten Industry Co Ltd	CHINA	CID002317
Tungsten	Kennametal Inc.*	UNITED STATES	CID000966

Tungsten	Tejing (Vietnam) Tungsten Co Ltd*	VIET NAM	CID001889
Tungsten	Wolfram Bergbau und Hütten AG*	AUSTRIA	CID002044
Tungsten	Wolfram Company CJSC*	RUSSIAN FEDERATION	CID002047
Tungsten	Xiamen Tungsten Co Ltd*	CHINA	CID002320
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	CHINA	CID002236